EXHIBIT 99.1

Norris, Takeichi, Mineta

October 14, 2013

Mr. Kevin Kowbel

Acting CEO

Health Discovery Corporation, Inc.

Atlanta, GA  30350

Re: Letter of Joint Resignation from HDC’s Board of Directors

Mr. Kowbel –

We hereby give formal written notice to Health Discovery Corporation, Inc. (HDC) that, unless and until the SEC, or other appropriate government officials, reinstate us as Board Members at HDC and simultaneously remove you, Mr. Quirk, Mr. Winger, and Mr. Kaplan, we hereby resign from the Board.

We do so in protest of the alleged illegal, unethical, wasteful, and negligent acts of you, Mr. Quirk, Mr. Winger, and Mr. Kaplan, in allegedly conspiring and acting (1) to illicitly engage in proxy fraud, (2) to illicitly pad the Board with Mr. Quirk, notwithstanding Mr. Quirk’s binding “Standstill Agreement,” (3) to illicitly terminate the CEO and COO, replacing the CEO with yourself in a “part-time acting” capacity, and (4) to illicitly withhold payment of just compensation and expenses due or over-due to employees and to directors, allegedly all for the benefit of Mr. Quirk, and his co-conspirators, yourself, Mr. Winger, and Mr. Kaplan, and allegedly all at the expense of HDC’s loyal Shareholders, and the patients and families worldwide that HDC’s products are intended to serve.

Because you and your co-conspirators have allegedly committed illicit and unethical acts, we collectively refuse to associate with you or to serve jointly with you on HDC’s Board.

What’s more, unless federal and/or state authorities, including the SEC, the IRS, the FTC, the Massachusetts Attorney General, and/or the Georgia Attorney General, act sooner to set things right, all or some of us, and possibly joined by former employees, consultants, and current shareholders, intend to, and do plan to, possibly file suit against you personally and corporately for at least the following allegedly illegal, unethical, wasteful, and/or negligent acts:

1.	Waste of Company resources and negligence in frivolous purchases while not paying moneys justly owed and past due to current or former directors, employees, and consultants, and thereby exposing the Company to treble damages to the tune of hundreds of thousands of dollars.

2.	Waste of Company resources and negligence in holding Board Meetings secretly and without giving legally required prior written notice to your fellow Board members regarding your doing so, both pre-appointment and post-appointment to the Board, and thereby exposing the Company to substantial losses and damages.

3.	Waste of Company Resources and negligence in selecting, analyzing, pursuing, and attaining the business priorities of the Company, given the shortage of working capital, such as (a) failing to in a timely way hire or rehire a full-time CEO for the Company, (b) failing to renegotiate the contract with NeoGenomics Laboratories, (c) failing to pursue possible deals with potential corporate partners who had expressed possible interest in making one or more deals with the Company, and (d) failing to monetize Company products, Company IP, and/or Company subsidiary assets (SVM Capital).

In resigning, en mass, we demand that you publish, in its entirety, this cover letter, in the 8K noticing to Shareholders the fact of our joint resignations and the reasoning behind, reasons for, and consequences of, our joint resignations.

As you know, Dr. Joe McKenzie, a signatory to the SEC Complaint, resigned from the Board earlier for other reasons, and strongly supports our decision to jointly resign in protest.

Jointly, we hope for peace, not war.  But you and/or the regulatory and/or legal authorities must make things right, or we will be forced to possibly fight for what is right.

Best,

By: /S/John A. Norris, JD, MBA

John A. Norris, JD, MBA

Immediate Past CEO and Current Board Member

By: /S/Sumi Takeichi

Mr. Sumi Takeichi

Current Board Member

By: /S/Secretary Norman Mineta

Secretary Norman Mineta

Current Board Member

CC: US SEC, Office of Enforcement